Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Autodesk, Inc. (ticker: “ ADSK ”), Global Payments Inc. (ticker: “ GPN ”), Okta, Inc. (ticker: “OKTA”) and QUALCOMM Incorporated (ticker: “ QCOM ”) Pricing date: March 22, 2024 Coupon payment dates: The 27 day of each month, beginning in April 2024 Valuation dates: Monthly Maturity date: Unless earlier redeemed, March 27, 2029 Coupon rate: On each coupon payment date, unless previously redeemed, the notes will pay a coupon at a monthly rate determined as follows : ▪ If the closing value of the worst performer on the applicable valuation date is greater than or equal to its coupon barrier value: at least 0.5917% (the “higher coupon rate”) (equivalent to a coupon rate of at least 7.10% per annum) (to be determined on the pricing da te) ▪ If the closing value of the worst performer on the applicable valuation date is less than its coupon barrier value: 0.0208% (the “lower coupon rate”) (equivalent to a coupon rate of approximately 0.25% per annum) The amount of each coupon payment per note will be equal to the stated principal amount times the applicable coupon rate. Coupon barrier: For each underlying, 70 % of its initial underlying value Automatic early redemption: If, on any potential autocall date, the closing value of the worst performer on that potential autocall date is greater than or equal to its initial underlying value, each note you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000.00 plus the related coupon payment. Potential autocall dates: Monthly, beginning after one year CUSIP / ISIN: 17291LPE9 / US17291LPE91 Initial underlying value: For each underlying, its closing value on the pricing date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): If the notes are not automatically redeemed prior to maturity, you will receive at maturity, for each note you then hold, the st ated principal amount plus the applicable coupon payment. Stated principal amount: $1,000 per note Pricing Supplement: Preliminary Pricing Supplement dated March 5, 2024 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Variable Coupon Market - Linked Notes Based on the Worst of ADSK , GPN , OKTA and QCOM

Selected Risk Considerations • The notes will not pay a coupon at the higher coupon rate stated on the cover of this pricing supplement unless the closing value of the worst performer on the applicable valuation date is greater than or equal to its coupon barrier value. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you receive coupon payments made at the lower coupon rate. • The notes are subject to heightened risk because they have multiple underlyings . • The notes are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • The notes may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • The notes do not offer any upside exposure to any underlying. • The performance of the notes will depend on the closing values of the underlyings solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. • The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. • The estimated value of the notes would be lower if it were calculated based on our secondary market rate. • The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • Immediately following issuance, any secondary market bid price provided by CGMI , and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. • Our offering of the notes is not a recommendation of any underlying. • The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. • We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activitie s. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. • Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. • The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing va lue of an underlying. • The notes may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. • If the underlying shares of an underlying are delisted, we may call the notes prior to maturity for an amount that may be les s than the stated principal amount. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.